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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


The Plan Administrator
Linens 'n Things, Inc. 401(k) Plan:



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-71903) of Linens 'n Things, Inc. of our report dated June 27, 2003, relating to the statement of net assets available for plan benefits of the Linens 'n Things, Inc. 401(k) Plan as of December 31, 2002 and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2003 annual report of Linens 'n Things, Inc. 401(k) Plan on Form 11-K.


/s/ KPMG LLP

New York, New York
June 28, 2004